As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRILLIUM THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Province of Ontario, Canada	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2488 Dunwin Drive

Mississauga, Ontario L5L 1J9

Canada

(416) 595-0627

(Address of Principal Executive Offices)

Trillium Therapeutics Inc. 2019 Inducement Stock Option Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Thomas S. Levato	David Palumbo
Goodwin Procter LLP	Baker & McKenzie LLP
The New York Times Building	181 Bay Street, Suite 2100
620 Eighth Avenue	Toronto, Ontario
New York, NY 10018	Canada M5J 2T3
(212) 813-8800	(416) 863-1221

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[X]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]
			Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Common Shares, no par value per share	1,800,000 shares(2)	$0.41(3)	$738,000	$95.80
Common Shares, no par value per share	1,200,000 shares(4)	$0.2697(5)	$323,640	$42.00
Total	3,000,000 shares		$1,061,640	$137.80

(1)        Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional common shares which become issuable under the registrant's 2019 Inducement Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction            effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common shares.

(2)        Represents 1,800,000 common shares issuable upon the exercise of outstanding option awards under the Trillium Therapeutics Inc. 2019 Inducement Stock Option Plan (the "Inducement Plan").

(3)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.41 per share, the exercise price of the outstanding option awards under the Inducement Plan.

(4)        Represents 1,200,000 common shares reserved for future issuance under the Inducement Plan.

(5)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the registrant's common shares, as quoted on the Nasdaq Capital Market, on November 8, 2019.

(6)        Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering 3,000,000 common shares, no par value per share, of Trillium Therapeutics Inc. (the "Registrant") issuable pursuant to equity awards granted pursuant to the Trillium Therapeutics Inc. 2019 Inducement Stock Option Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

____________________________
*      The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)        The Registrant's Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 11, 2019; and

(b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Registrant's Annual Report on Form 20-F referred to in (a) above.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the common shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the "OBCA"), we may, indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (an "indemnified person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. We may advance moneys to an indemnified person for the costs, charges and expenses of a proceeding referred to above, but the individual must repay the money if the individual has not acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the indemnified person acted as a director or officer or in a similar capacity at the corporation's request. However, any such indemnified person is entitled under the OBCA to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of the individual's association with the corporation or other entity, if such indemnified person was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

In accordance with the provisions of the OBCA, our by-laws provide that we will indemnify a director or officer, a former director or officer, or an individual who acts or acted at our request as a director or officer or an individual acting in a similar capacity of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, provided however that we shall not so indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the registrant's request, and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual's conduct was lawful.

We have purchased directors' and officers' liability insurance for the benefit of our directors and officers, to back up our indemnification of them against liability incurred in their capacity as directors and officers, subject to certain limitations under applicable law. If we become liable under the terms of its by-laws, the insurance coverage will extend to its liability; however, each claim will be subject to a per claim retention of US$1,500,000.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amalgamation dated January 1, 2017 (incorporated by reference to Exhibit 99.1 to the Report on 6-K of Trillium Therapeutics Inc., furnished on January 6, 2017 (File No. 1-36596)).

3.2

By-law No. 1 of Trillium Therapeutics Inc. amended and restated as of May 27, 2014 (incorporated by reference to Exhibit 1.7 to the Registration Statement on Form 20-F of Trillium Therapeutics Inc., filed on August 12, 2014 (File No. 1-36596)).

5.1*	Opinion of Baker & McKenzie LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page).

99.1*	Trillium Therapeutics Inc. 2019 Inducement Stock Option Plan and forms of option agreements thereunder

__________________________________
*        Filed herewith.

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on November 14, 2019.

TRILLIUM THERAPEUTICS INC.

By:	/s/ Jan Skvarka
Jan Skvarka
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jan Skvarka and James Parsons, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Trillium Therapeutics Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Skvarka	President, Chief Executive Officer and Director	November 14, 2019
Jan Skvarka	(Principal Executive Officer)

/s/ James Parsons	Chief Financial Officer	November 14, 2019
James Parsons	(Principal Accounting and Financial Officer)

/s/ Robert L. Kirkman	Chairman of the Board of Directors	November 14, 2019
Robert L. Kirkman

/s/ Calvin R. Stiller	Director	November 14, 2019
Calvin R. Stiller

/s/ Luke Beshar	Director	November 14, 2019
Luke Beshar

/s/ Michael Moore	Director	November 14, 2019
Michael Moore

/s/ Thomas Reynolds	Director	November 14, 2019
Thomas Reynolds

/s/ Helen Tayton-Martin	Director	November 14, 2019
Helen Tayton-Martin

/s/ Robert Uger	Director	November 14, 2019
Robert Uger

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Puglisi & Associates

By:	/s/ Donald J. Puglisi	Authorized	November 14, 2019
Name:	Donald J. Puglisi	Representative in the
Title:	Managing Director	United States